Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO REPORTS FISCAL 2006 THIRD-QUARTER RESULTS &

CONTINUED EXECUTION OF DELEVERAGING STRATEGY

•	Company Announces $5.0 Million Unscheduled Debt Payment

•	Secures Amendment to Reduce Term Loan B Interest Rate by .25 Percent

•	Receives Credit Upgrade from Moody’s Investor Services

SCOTTSDALE, Ariz. (May 10, 2006) – Rural/Metro Corporation (NASDAQ Capital Market: RURL), a leading provider of medical transportation and private fire protection services, announced today financial results for its fiscal 2006 third quarter ended March 31, 2006.

Additionally, the company announced that it made a $5.0 million unscheduled principal payment on its Term B senior secured credit facility. Since the inception of the Term B facility in March 2005, the company has made a total of $28.0 million in unscheduled principal payments, thereby reducing the outstanding principal balance to $107.0 million.

Jack Brucker, President and Chief Executive Officer, said, “We are very pleased to continue to execute on our strategy to delever the company by making unscheduled principal payments from our steady cash flow. We have proactively generated total annual interest savings of $2.0 million through the application of voluntary principal payments and believe we have created long-term value for our investors through these actions.”

This week, the company secured an amendment to its Senior Secured Credit Facilities that provides a .25 percent reduction in the interest rate, to LIBOR + 2.25 percent from LIBOR + 2.50 percent, producing annual interest savings of $0.4 million. As permitted under the original agreement, the company also expanded its Letter of Credit facility to $45 million, from $35 million, which will be utilized toward continuing enhancement of the company’s insurance programs.

“Our request to lenders to reduce the interest rate was based not only on the current financial market for lower interest rates on such institutional loans, but also the company’s improved historical financial performance, and our recent credit ratings upgrade from Moody’s Investor Services,” Mr. Brucker said.

On March 21, 2006, Moody’s Investors Service upgraded the credit ratings on the company’s Senior Secured Credit Facilities to B1 from B2, on the Senior Subordinated Notes to B3 from Caa1, and on the Senior Discount Notes to Caa1 from Caa2. Moody’s also affirmed the company’s Corporate Family Rating at B2 and changed the outlook to positive from stable, reflecting top-line growth, improved margins, and lower financial leverage measured by the ratio of free cash flow to total debt.

“The ratings upgrade followed our annual review by Moody’s Investors Service, during which management discussed the company’s results, strategic objectives, and deleveraging strategy. The upgrades in all of our debt issues reflect the improvements we have made in top-line growth and in reducing the company’s debt,” Mr. Brucker said.

Revenue

The company reported third-quarter net revenue of $137.9 million, an increase of 6.8 percent compared to net revenue of $129.1 million for the prior-year third quarter. For the nine months ended March 31, 2006, net revenue was $409.4 million, an increase of 10.2 percent compared to net revenue of $371.6 million for the first nine months of the prior year.

Mr. Brucker said, “We continue to achieve steady revenue growth as we seek to expand our presence in existing markets, win new contracts in attractive areas with strong demographic trends, and achieve rate increases where applicable to meet the rising costs to provide high-quality medical transportation services. On a year-to-date basis, we have generated a 25 percent increase in operating income, which supports our strategy to expand same-service-area operations in order to more effectively leverage our fixed base of labor and fleet assets.”

Third-quarter medical transportation and related services net revenue increased $7.8 million, or 6.9 percent to $121.6 million, compared to $113.8 million in the same period of fiscal 2005. For the nine-month period, medical transportation and related services net revenue increased $34.1 million, or 10.5 percent, to $359.6 million, compared to net revenue of $325.5 million for the first nine months of fiscal 2005. Approximately 63 percent of the quarterly increase and 52 percent of the year-to-date increase in medical transportation and related services revenue was due to increased rates. The balance of the increases was due to increased transport volume.

Same-service-area revenue medical transportation and related services revenue for the three and nine months accounted for $4.4 million and $25.0 million of the total revenue increases, while the remaining increase on a year-over-year basis was primarily from revenue generated under new contracts in Salem, Oregon, Roswell, New Mexico and the Orlando Regional Healthcare System.

Third-quarter fire and other services net revenue grew by $1.0 million, or 6.6 percent, to $16.3 million, compared to $15.3 million in the same period of the prior fiscal year. The increase in fire and other services revenue is primarily due to fire subscription revenue growth totaling $1.1 million, or 11.1 percent, of which approximately $0.6 million was related to higher subscription rates with approximately $0.5 million related to an increase in the number of subscribers. Additionally, master fire fees increased by $0.3 million due to increases in various master fire contract rates. Other revenue decreased $0.4 million due primarily to a decline in home healthcare and protection services revenue.

For the nine-month period, fire and other services revenue increased $3.7 million, or 8.0 percent percent, to $49.8 million, compared to $46.1 million for the same period of the prior year. Of the year-to-date increase, fire subscription revenue increased $3.1 million, and master fire fees increased $1.0 million. Other revenue decreased by $0.8 million due primarily to a decrease in home healthcare revenue and non-recurring consulting fees recognized in the first quarter of fiscal 2005.

Operating Results

Third-quarter operating income was $9.6 million, a decrease of 7.6 percent, compared to operating income of $10.4 million for the same prior-year period. For the nine months ended March 31, 2006, operating income was up 25.0 percent to $37.1 million, compared to operating income of $29.7 million for the same period in fiscal 2005. Operating income for both periods excludes the impact of discontinued operations. Operating income was negatively impacted primarily by an increase in the provision for doubtful accounts.

Payroll and employee benefit expense for the three months ended March 31, 2006 was $68.5 million, representing 49.7 percent of net revenue, compared to $65.2 million, or 50.5 percent of net revenue, for the same period in fiscal 2005. For the nine months ended March 31,2006, payroll and employee benefit expense was $201.3 million, or 49.2 percent of net revenue, compared to $191.7 million, or 51.6 percent of net revenue for the same period in fiscal 2005.

“We are pleased to maintain labor costs at less than 50 percent of net revenue and remain committed to managing unscheduled overtime expenses, to creating a safe and healthy working environment, and to reducing expenses related to workers’ compensation insurance,” Mr. Brucker said.

For the three months ended March 31, 2006, the provision for doubtful accounts was $25.7 million, or 18.7 percent of net revenue, compared to $20.8 million, or 16.1 percent of net revenue, for the same period of the prior year. For the nine months ended March 31, 2006, the provision for doubtful accounts was $73.1 million, or 17.9 percent of net revenue, compared to $60.3 million, or 16.2 percent of net revenue, for the same period of fiscal 2005.

The company’s provision for doubtful accounts increased primarily due to a change in collection patterns as well as the consolidation of three regional billing centers.

Mr. Brucker said, “Although we have experienced a change in collection patterns, we expect to generate long-term efficiencies, greater economies of scale, enhanced quality, and faster throughput by the consolidation of these regional billing centers, which will lead to overall strengthening of our billing activities.

Additionally, the company experienced a lengthening of the payment cycle for Arizona Medicaid patients related to a procedural change in claims processing implemented by the state.

The company’s bad debt reserve methodology is based on a standardized procedure that includes periodic reviews of subsequent historical cash receipts to estimate collection percentages. These collection percentages are applied to gross revenues in calculating net revenue and the provision for doubtful accounts.

“We believe that utilizing a consistent approach is fundamental to maintaining the integrity of the process,” Mr. Brucker said.

Other operating expenses for the three and nine months totaled $31.3 million and $90.8 million respectively. This compares to fiscal 2005 other operating expenses of $30.0 million and $82.0 million for the same periods. The increase in other operating expenses was primarily due to higher professional fees, an increase in fuel expense driven by an overall increase in the cost of fuel, and higher contractual service and management fees related to the increased number of transports. “We continue to attempt to offset these higher costs through continued requests for rate increases and the application of automatic rate escalators in our customer agreements,” Mr. Brucker added.

Total operating expenses for the third quarter increased 8.1 percent to $128.3 million as compared to $118.7 million during the comparable period last year. Operating expenses increased over the prior year primarily due to a 23.5 percent increase in the provision for doubtful accounts to $25.7 million. For the nine-month period, total operating expenses increased 8.9 percent to $372.2 million compared to the same prior-year period.

EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the third quarter ended March 31, 2006 was $5.8 million, and included a $6.3 million negative impact from discontinued operations. This compares to fiscal 2005 third-quarter EBITDA of $6.9 million, which included a $2.1 million positive impact from discontinued operations and an $8.2 million loss on the early extinguishment of debt. EBITDA for the nine months ended March 31, 2006 was $38.7 million, including a $6.1 million negative impact from discontinued operations. This compares to EBITDA of $35.5 million for the same prior-year period, which included a $6.1 million positive impact from discontinued operations and an $8.2 million negative impact from the loss on early extinguishment of debt.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit additional analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles, and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of net income to EBITDA in the attached tables.

Income Taxes

For the three and nine months ended March 31, 2006, the Company recorded a $0.9 million and $6.8 million income tax provision related to continuing operations. Additionally, the company recorded a $2.7 million and $2.6 million income tax benefit related to discontinued operations in the respective three- and nine-month periods.

Cash payments for income taxes for the three and nine months ended March 31, 2006 were $0.2 million and $0.6 million, respectively, primarily consisting of federal alternative minimum taxes and state income taxes. The company estimates as of March 31, 2006 it has a total applicable net operating loss carryforward of $180.0 million.

The effective tax rate for the three and nine months ended March 31, 2006 for continuing operations was 48.9 percent and 46.9 percent, respectively, which differs from the federal statutory rate of 35.0 percent primarily as a result of the portion of non-cash interest expense related to the Company’s 12.75 percent Senior Discount Notes, which is not deductible for income tax purposes, non-deductible executive compensation, and state income taxes.

Net Income (Loss)

For the three months ended March 31, 2006, the company reported a net loss of $4.0 million, or $0.16 loss per diluted share, including a $4.6 million – or $0.18 per diluted share – loss from discontinued operations. This compares to a net loss of $3.0 million, or $0.13 loss per diluted share, for the same prior-year period, which included $1.9 million in income from discontinued operations, and an $8.2 million loss on the early extinguishment of debt.

For the nine months ended March 31, 2006, the company reported net income of $2.3 million, or $0.09 earnings per diluted share, including a $4.7 million – or $0.19 per diluted share – loss from discontinued operations. This compares to net income of $4.5 million, or $0.20 earnings per diluted share, for the same period in fiscal 2005, which included $5.0 million in income from discontinued operations, and an $8.2 million loss on the early extinguishment of debt.

Certain items affecting results for the three and nine months ended March 31, 2006 included a $4.8 million pre-tax loss related to the company’s third-quarter exit from the New Jersey medical transportation market, and recognition of a $2.5 million pre-tax charge related to an ongoing government investigation into certain of the company’s former Texas operations.

“Our exit from the New Jersey ambulance market was an essential business and financial decision,” Mr. Brucker said. “The operation primarily provided non-emergency transports and did not include a sizeable contract for exclusive emergency medical transportation services, which is our preferred model. Therefore, our ability to strategically grow the business was very limited. A slowdown in collections coupled with an increase in the number of transport requests for uninsured patients made the decision prudent and necessary. We also recorded a reserve relating to the government’s investigation into certain of our discontinued Texas operations for the years 1993 through 2002. We believe we are now adequately reserved for any future possible outcome.”

Key Operating Statistics

Trends in key operating statistics are summarized as follows:

•	On a year-to-date basis, medical transports increased by 31,630 transports over the prior year as a result of growth in the overall aging population, increases in population density where the company has significant operations and increased patient travel between specialized treatment health care facilities. Included in the year-to-date transport figure are 21,300 medical transports related to new contracts in Salem, Oregon; Roswell, New Mexico; and Orlando Regional Healthcare System. For the three months ended March 31, 2006, medical transports increased by 2,784 transports, due to an increase of approximately 8,200 transports from the new contracts outlined above and a decline of approximately 5,400 transports in same-service-areas. The company attributes the same-service-area transport decrease, in part, to increased competition for non-emergency transports in select markets, and the effectiveness of the company’s pre-screening process for non-emergency transport requests.

•	Consolidated net/net EMS APC for the three months ended March 31, 2006 was $340 compared to $332 for the three months ended March 31, 2005. The 2.4 percent increase in net/net EMS APC is primarily a result of rate escalators and other general rate increases that are contained or allowed in contracts to provide EMS services as well as a change in payer mix in select markets.

Days’ Sales Outstanding (DSO) increased six days to 50 for the last 12 months ended March 31, 2006, due primarily to the company’s fiscal 2005 exit from fixed-fee contracts in Scottsdale, Arizona and Fort Worth, Texas, which contributed to a three-day increase in DSO, as well as differences in the timing of revenue growth as compared to the growth in the average account receivable balances. Also contributing to the increase in DSO was the consolidation of three regional billing centers and a lengthening of the payment cycle implemented by Arizona’s Medicaid program. DSO has not been adjusted to eliminate discontinued operations and has been modified from prior presentations to reflect trending for the last 12 months.

Following is a presentation of certain of the company’s key operating statistics. Medical transports and net/net EMS APC statistics have been adjusted to eliminate discontinued operations.

	Q3 ’05 (3/31/05)	Q4 ’05 (6/30/05)	Q1 ‘06 (9/30/05)	Q2 ‘06 (12/31/05)	Q3 ‘06 (3/31/06)
Medical Transports (1)	260,373	255,185	259,288	260,697	263,157
Net/Net EMS APC (2)	$332	$337	$340	$345	$340

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.

(2)	Net/Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and doubtful accounts divided by emergency and non-emergency transports from continuing operations.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 350 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

The company will discuss these results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial (800) 289-0494 (domestic), or (913) 981-5520 (international). The call also will be broadcast live on the company’s web site at www.ruralmetro.com. A telephone replay will be available from 2 p.m. Eastern today through midnight May 11, 2006. The access the replay, dial (888) 203-1112. From international locations, dial (719) 457-0820. The required pass code to access the replay is 6401642. An archived webcast also will be available for 90 days following the call at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2005 under the caption “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share and per share data)

	March 31, 2006	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$5,919	$17,688
Accounts receivable, net	82,619	71,986
Inventories	12,902	12,743
Deferred tax assets	16,109	10,110
Prepaid expenses and other	5,257	9,449

Total current assets	122,806	121,976
Property and equipment, net	45,673	41,402
Goodwill	38,362	39,344
Deferred tax assets	66,383	75,551
Insurance deposits	5,734	9,037
Other assets	23,496	26,818

Total assets	$302,454	$314,128

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13,300	$14,738
Accrued liabilities	38,992	42,327
Deferred revenue	20,374	19,429
Current portion of long-term debt	383	1,497

Total current liabilities	73,049	77,991
Long-term debt, net of current portion	294,528	305,478
Other liabilities	27,644	27,846

Total liabilities	395,221	411,315

Minority interest	2,107	1,456

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 2,000,000 shares authorized, zero shares issued and outstanding at both March 31, 2006 and June 30, 2005	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,430,404 and 24,117,499 shares issued and outstanding at March 31, 2006 and June 30, 2005, respectively	244	241
Additional paid-in capital	153,767	152,305
Treasury stock, 96,246 shares at both March 31, 2006 and June 30, 2005	(1,239)	(1,239)
Accumulated deficit	(247,646)	(249,950)

Total stockholders’ equity (deficit)	(94,874)	(98,643)

Total liabilities, minority interest and stockholders’ equity (deficit)	$302,454	$314,128

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three Months Ended March 31, 2006 and 2005

(unaudited)

(in thousands, except per share amounts)

	2006	% of Net revenue	2005	% of Net revenue
Net revenue	$137,917	100.0%	$129,081	100.0%

Operating expenses:
Payroll and employee benefits	68,540	49.7%	65,204	50.5%
Provision for doubtful accounts	25,743	18.7%	20,846	16.1%
Depreciation and amortization	2,753	2.0%	2,632	2.0%
Other operating expenses	31,261	22.7%	29,963	23.2%
Loss on sale of assets	5	—	31	—

Total operating expenses	128,302	93.0%	118,676	91.9%

Operating income	9,615	7.0%	10,405	8.1%
Interest expense	(7,894)	(5.7%)	(7,202)	(5.6%)
Interest income	100	0.1%	45	—
Loss on early extinguishment of debt	—	—	(8,170)	(6.3%)

Income (loss) from continuing operations before income taxes and minority interest	1,821	1.3%	(4,922)	(3.8%)
Income tax (provision) benefit	(891)	(0.6%)	144	0.1%
Minority interest	(336)	(0.2%)	(68)	(0.1%)

Income (loss) from continuing operations	594	0.4%	(4,846)	(3.8%)
Income (loss) from discontinued operations, net of income taxes	(4,636)	(3.4%)	1,861	1.4%

Net loss	$(4,042)	(2.9%)	$(2,985)	(2.3%)

Loss per share:
Basic -
Income (loss) from continuing operations	$0.02		$(0.21)
Income (loss) from discontinued operations	(0.19)		0.08

Net loss	$(0.17)		$(0.13)

Diluted -
Income (loss) from continuing operations	$0.02		$(0.21)
Income (loss) from discontinued operations	(0.18)		0.08

Net loss	$(0.16)		$(0.13)

Average number of common shares outstanding - Basic	24,407		23,019

Average number of common shares outstanding - Diluted	25,290		23,019

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Nine Months Ended March 31, 2006 and 2005

(unaudited)

(in thousands, except per share amounts)

	2006	% of Net revenue	2005	% of Net revenue
Net revenue	$409,351	100.0%	$371,610	100.0%

Operating expenses:
Payroll and employee benefits	201,291	49.2%	191,654	51.6%
Provision for doubtful accounts	73,133	17.9%	60,293	16.2%
Depreciation and amortization	8,281	2.0%	7,893	2.1%
Other operating expenses	90,803	22.2%	82,012	22.1%
(Gain) loss on sale of assets	(1,302)	(0.3%)	34	—

Total operating expenses	372,206	90.9%	341,886	92.0%

Operating income	37,145	9.1%	29,724	8.0%
Interest expense	(23,150)	(5.7%)	(22,033)	(5.9%)
Interest income	425	0.1%	221	0.1%
Loss on early extinguishment of debt	—	—	(8,170)	(2.2%)

Income (loss) from continuing operations before income taxes and minority interest	14,420	3.5%	(258)	(0.1%)
Income tax provision	(6,759)	(1.7%)	(166)	—
Minority interest	(651)	(0.2%)	(40)	—

Income (loss) from continuing operations	7,010	1.7%	(464)	(0.1%)
Income (loss) from discontinued operations, net of income taxes	(4,706)	(1.1%)	4,953	1.3%

Net income	$2,304	0.6%	$4,489	1.2%

Income per share:
Basic -
Income (loss) from continuing operations	$0.29		$(0.02)
Income (loss) from discontinued operations	(0.20)		0.22

Net income	$0.09		$0.20

Diluted -
Income (loss) from continuing operations	$0.28		$(0.02)
Income (loss) from discontinued operations	(0.19)		0.22

Net income	$0.09		$0.20

Average number of common shares outstanding - Basic	24,323		22,406

Average number of common shares outstanding - Diluted	25,283		22,406

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Nine Months Ended March 31, 2006 and 2005

(unaudited)

(in thousands)

	2006	2005
Cash flows from operating activities:
Net income	$2,304	$4,489
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for doubtful accounts	79,526	64,601
Depreciation and amortization	8,506	8,762
Accretion of 12.75% Senior Discount Notes	5,077	480
Deferred income taxes	2,519	—
Insurance adjustments	(2,387)	(636)
Amortization of deferred financing costs	1,792	1,932
(Gain) loss on sale of property and equipment	(1,302)	34
Goodwill impairment in discontinued operations	982	—
Earnings of minority shareholder	651	40
Stock based compensation	23	—
Non-cash portion of loss on early extinguishment of debt	—	5,668
Tax benefit from the exercise of stock options	—	159
Amortization of debt discount	—	17
Change in assets and liabilities -
Accounts receivable	(90,159)	(70,934)
Inventories	(159)	(120)
Prepaid expenses and other	4,192	2,241
Insurance deposits	3,303	2,888
Other assets	2,198	(2,164)
Accounts payable	(1,283)	(1,461)
Accrued liabilities	(2,874)	(5,024)
Deferred revenue	945	753
Other liabilities	1,543	(3,640)

Net cash provided by operating activities	15,397	8,085

Cash flows from investing activities:
Purchases of short-term investments	(42,700)	—
Sales of short-term investments	42,700	—
Capital expenditures	(12,871)	(10,327)
Proceeds from the sale of property and equipment	1,559	106

Net cash used in investing activities	(11,312)	(10,221)

Cash flows from financing activities:
Repayment of debt	(17,141)	(303,582)
Issuance of common stock	632	1,638
Tax benefit from the exercise of stock options	810	—
Distributions to minority shareholders	(155)	—
Issuance of debt	—	310,209
Cash paid for debt issuance costs	—	(11,838)

Net cash used in financing activities	(15,854)	(3,573)

Decrease in cash and cash equivalents	(11,769)	(5,709)
Cash and cash equivalents, beginning of period	17,688	16,372

Cash and cash equivalents, end of period	$5,919	$10,663

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net income (loss)	$(4,042)	$(2,985)	$2,304	$4,489
Add back:
Depreciation and amortization	3,768	2,834	9,488	8,762
Interest expense	7,894	7,202	23,150	22,033
Interest income	(100)	(45)	(425)	(221)
Income tax provision (benefit)	(1,762)	(126)	4,125	397

EBITDA	5,758	6,880	38,642	35,460
Increase (decrease):
Interest expense	(7,894)	(7,202)	(23,150)	(22,033)
Interest income	100	45	425	221
Income tax (provision) benefit	1,762	126	(4,125)	(397)
Provision for doubtful accounts	28,699	22,522	79,526	64,601
Accretion of 12.75% Senior Discount Notes	1,728	480	5,077	480
Deferred income taxes	(2,735)	—	2,519	—
Insurance adjustments	—	—	(2,387)	(636)
Amortization of deferred financing costs	692	593	1,792	1,932
(Gain) loss on sale of property and equipment	5	31	(1,302)	34
Earnings of minority shareholder	336	68	651	40
Stock based compensation	7	—	23	—
Non-cash portion of loss on early extinguishment of debt	—	5,668	—	5,668
Tax benefit from the exercise of stock options	—	30	—	159
Amortization of debt discount	—	4	—	17
Changes in operating assets and liabilities	(16,596)	(21,252)	(82,294)	(77,461)

Net cash provided by operating activities	$11,862	$7,993	$15,397	$8,085